As filed with the Securities and Exchange Commission on October 10, 2003

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  NEVADA                             INTERCARD, INC.                            43-1539150
      (State or Other Jurisdiction of           (Name of Registrant in Our         (I.R.S. Employer Identification No.)
               Incorporation                             Charter)
             or Organization)

              INTERCARD, INC.                             _____                                RAY SHERROD
        1874 LACKLAND HILL PARKWAY             (Primary Standard Industrial                  INTERCARD, INC.
         ST. LOUIS, MISSOURI 63146             Classification Code Number)              1874 LACKLAND HILL PARKWAY
              (314) 275-8066                                                            ST. LOUIS, MISSOURI 63146
(Address and telephone number of Principal                                                    (314) 275-8066
           Executive Offices and                                                  (Name, address and telephone number of
       Principal Place of Business)                                                               agent
                                                                                               for service)

                                                        COPIES TO:
                   Clayton E. Parker, Esq.                                        Harris C. Siskind, Esq.
                  Kirkpatrick & Lockhart LLP                                    Kirkpatrick & Lockhart LLP
            201 S. Biscayne Boulevard, Suite 2000                          201 S. Biscayne Boulevard, Suite 2000
                     Miami, Florida 33131                                          Miami, Florida 33131
                        (305) 539-3300                                                (305) 539-3300
                Telecopier No.: (305) 358-7095                                Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                                           PROPOSED MAXIMUM
                                                                          PROPOSED MAXIMUM    AGGREGATE        AMOUNT OF
            TITLE OF EACH CLASS OF                    AMOUNT TO BE         OFFERING PRICE      OFFERING      REGISTRATION
         SECURITIES TO BE REGISTERED                   REGISTERED          PER SHARE (1)      PRICE (1)           FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share        340,415,416(2) shares           $0.05      $17,020,770.80      $1,376.98
----------------------------------------------------------------------------------------------------------------------------
TOTAL                                           340,415,416(2) shares           $0.05      $17,020,770.80      $1,376.98
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used an assumed price of $0.05, as no public market currently exists for Intercard, Inc.'s common stock.

(2) Of the 340,415,416 shares being registered hereunder, 150,000,000 shares are being registered under an Equity Line of Credit.

                                 -------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                  Subject to completion, dated October 10, 2003


                                 INTERCARD, INC.
                       340,415,416 SHARES OF COMMON STOCK

         This prospectus relates to the sale of up to 340,415,416 shares of Intercard, Inc.'s ("Intercard") common stock by certain persons who are, or will become, stockholders of Intercard. Please refer to "Selling Stockholders" beginning on page 9. Intercard is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Intercard will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by Intercard. Intercard has agreed to allow Cornell Capital Partners, L.P. ("Cornell Capital") to retain 5% of the proceeds raised under the Equity Line of Credit.

         There currently is no public market for our common stock. The shares of common stock are being offered for sale by the selling stockholders at negotiated prices or prices established in the public market, if one develops during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock.

         The selling stockholders consists of Cornell Capital, who intends to sell up to 157,300,000 shares of common stock, 150,000,000 of which are being registered under the Equity Line of Credit and 7,300,000 are being registered as a result of a commitment fee under the Equity Line of Credit, Westrock Advisors, Inc., who intends to sell up to 200,000 shares of common stock, certain other shareholders of Intercard, who intend to sell up to 182,915,416 shares of common stock.

         Cornell Capital is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital will pay Intercard 95% of, or a 5% discount to, the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date. Of each advance made by Intercard, Cornell Capital Partners shall retain a fee in the amount of 5% of the advance. In addition, Cornell Capital is entitled to a one-time commitment fee in the form of shares of Intercard's common stock in an amount equal to $365,000 divided by the closing bid price on the first trading day of Intercard's common stock. Based on an assumed price of $0.05 per share, Intercard is registering 7,300,000 shares for the one-time commitment fee. The 5% discount, the one-time commitment fee and 5% retainage are underwriting discounts payable to Cornell Capital.

         Intercard  has  engaged  Westrock   Advisors,   Inc.,  an  unaffiliated
registered broker-dealer, to advise it in connection with the Equity Line of Credit. Westrock Advisors, Inc. is entitled to a fee of shares of Intercard's common stock equal to $10,000 based on the closing bid price on the first day of public trading of Intercard's common stock. Based on an assumed price of $0.05 per share, Intercard is registering 200,000 shares for this fee.

         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 4.

         With the exception of Cornell Capital, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is __________ __, 2003.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.........................................................1
THE OFFERING...............................................................2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION.................................3
RISK FACTORS...............................................................4
FORWARD-LOOKING STATEMENTS.................................................8
SELLING STOCKHOLDERS.......................................................9
USE OF PROCEEDS...........................................................13
DILUTION..................................................................14
EQUITY LINE OF CREDIT.....................................................15
PLAN OF DISTRIBUTION......................................................17
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.................19
DESCRIPTION OF BUSINESS...................................................26
MANAGEMENT................................................................30
DESCRIPTION OF PROPERTY...................................................33
LEGAL PROCEEDINGS.........................................................33
PRINCIPAL STOCKHOLDERS....................................................34
CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS.............................35
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY
AND OTHER STOCKHOLDER MATTERS.............................................36
DESCRIPTION OF SECURITIES.................................................37
EXPERTS...................................................................38
LEGAL MATTERS.............................................................38
HOW TO GET MORE INFORMATION...............................................38
EXHIBIT 5.1............................................................5.1-1
EXHIBIT 23.1..........................................................23.1-1
FINANCIAL STATEMENTS.....................................................F-1

                               PROSPECTUS SUMMARY

OVERVIEW

         Intercard was incorporated in Nevada on August 15, 2002, and is the surviving corporation resulting from a plan of merger between Project II, Inc., a Nevada corporation, and Intercard, Inc. a Missouri corporation incorporated on February 6, 1990 (the "Merger"). The corrected plan of merger was filed with the State of Nevada on September 2, 2003, and filed with the State of Missouri on September 9, 2003. Project II, Inc., which had no prior operations, was the surviving corporation in the Merger. As a result of the Merger, Project II, Inc. changed its name to Intercard, Inc., which remains a Nevada corporation.(1)

         Intercard is engaged in the manufacturing and sale of access control products for business copying equipment, self-service vending equipment and other business and arcade equipment. From its St. Louis headquarters, for over 22 years Intercard has forged its position as the premier provider of cash control systems to companies in the amusement/arcade, copy control, educational and OEM markets. Its systems are composed of electronic card readers, card dispensers, the magnetically encoded cards, and the software that creates a system. Intercard's competitive edge is its proprietary software. Competitors can provide hardware and cards, but their software has only limited abilities, primitive in comparison to Intercard's products and the needs of the market place. The software is the key.

GOING CONCERN

         Intercard's financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Intercard's auditors have included an explanatory paragraph in their auditors' report that references this matter. Management recognizes that Intercard must generate capital and revenue resources to enable it to continue to operate. Ultimately, Intercard must achieve profitable operations. Management is planning to obtain additional capital from revenue generated from operations and through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon Intercard obtaining additional revenues and equity capital and ultimately achieving profitable operations. However, no assurances can be given that Intercard will be successful in these activities. Should any of these events not occur, the accompanying financial statements will be materially affected.

ABOUT US

         Our principal office is located at 1874 Lackland Hill Parkway, St. Louis, Missouri 63146. Our telephone number is (314) 275-8066.


--------
(1) References to Intercard encompass Intercard's operations both as a Missouri corporation prior to the Merger and as a Nevada Corporation after the Merger.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of Intercard. The selling stockholders consists of Cornell Capital, who intends to sell up to 157,300,000 shares of common stock, Westrock Advisors, Inc., who intends to sell up to 200,000 shares of common stock, certain other shareholders of Intercard, who intend to sell up to 182,915,416 shares of common stock.

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital shares of common stock for a total purchase price of $7.5 million. The amount of each advance is subject to a maximum advance amount of $75,000, and we may not submit any advance within seven trading days of a prior advance. Cornell Capital will pay Intercard 95% of, or a 5% discount to, the lowest closing bid price of the common stock during the five consecutive trading days period immediately following the notice date. Cornell Capital is entitled to a one-time commitment fee in the form of shares of Intercard's common stock in an amount equal to $365,000 divided by the closing bid price on the first trading day of Intercard's common stock, which, based on an assumed stock price of $0.05 per share, has been estimated to be 7,300,000 shares of common stock. In addition, Cornell Capital will retain 5% of each advance under the Equity Line of Credit. Cornell Capital intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

         We have engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. Westrock Advisors, Inc. is entitled to a fee equal to $10,000 based on the closing bid price on the first day of trading of Intercard's common stock, which, based on an assumed stock price of $0.05 per share, has been estimated to be 200,000 shares of common stock. Westrock Advisors, Inc. is not participating as an underwriter in this offering.

COMMON STOCK OFFERED                                  340,415,416 shares by selling stockholders

OFFERING PRICE                                        Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING 1        500,000,000 shares as of October 6, 2003

USE OF  PROCEEDS                                      We will not  receive any  proceeds of the shares  offered by the selling  stockholders.  Any proceeds we receive from the sale of common stock under the Equity Line of Credit will be used  for  general  working  capital  purposes.  See "Use of
                                                      Proceeds."

RISK FACTORS                                          The securities  offered hereby involve a high degree of risk and immediate substantial  dilution.  See "Risk Factors" and
                                                      "Dilution."

OVER-THE-COUNTER BULLETIN BOARD SYMBOL                None as of October 6, 2003


---------------

1 Excludes up to 150,000,000 under the Equity Line of Credit the 7,300,000 shares to be issued to Cornell Capital as a one-time commitment fee, and the 200,000 shares to be issued to Westrock Advisors as a placement agent fee.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


                                                         FOR THE SIX        FOR THE SIX
                                                            MONTHS            MONTHS          FOR THE YEAR      FOR THE YEAR
                                                            ENDED              ENDED             ENDED             ENDED
                                                           JUNE 30,          JUNE 30,         DECEMBER 31,      DECEMBER 31,
                                                             2003              2002               2002              2001
                                                         --------------    ---------------    ------------     ---------------
STATEMENT OF OPERATION DATA:

Sales                                                     $   1,256,746      $   1,312,643    $ 3,607,510       $ 3,642,603
Cost of goods sold                                              761,020            989,100      2,008,816         1,939,739
Gross profit                                                    495,726            823,543      1,598,649         1,702,864
Operating expenses                                              804,334            753,910      1,755,552         2,122,705
Operating profit(loss)                                        (308,608)             69,633      (156,858)         (419,841)
Other expenses                                                   61,364             64,962        126,989           148,309
Net profit(loss)                                              (369,972)              5,171      (283,847)         (568,150)
Profit(Loss) per share - basic and diluted                       (0.06)                 --         (0.04)            (0.08)



                                                                                                  JUNE 30,        DECEMBER 31,
                                                                                                    2003              2002
                                                                                                ------------     --------------
BALANCE SHEET DATA:

Cash                                                                                              $      (0)       $    37,390
Accounts receivable (net of allowance of approximately $216,000)                                     264,182           277,181
Inventories                                                                                          539,298           537,050
Total current assets                                                                                 803,480           851,621
Property and equipment, net                                                                           91,372            68,287
Proprietary Software, net                                                                              2,368            18,461
Other long-term assets                                                                                49,820            27,880
Total assets                                                                                         947,040           966,249
Current maturities of notes payable - related party                                                   96,986            95,957
Account payables and accrued expenses                                                                968,776           923,195
Customer deposits                                                                                    606,443           382,780
Total current liabilities                                                                          1,672,205         1,401,932
Notes payable, related party                                                                       1,428,425         1,347,935
Total liabilities                                                                                  3,100,630         2,749,867
Common Stock                                                                                          70,097            70,097
Additional paid-in capital                                                                           833,103           833,103
Treasury Stock                                                                                      (33,000)          (33,000)
Accumulated deficit                                                                              (3,023,790)       (2,653,818)
Total stockholders' deficit                                                                      (2,153,590)       (1,783,618)
Total liabilities and stockholders' deficit                                                          947,040           966,249


                                  RISK FACTORS

         WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS

INTERCARD HAS LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

         We have not been profitable and have lost money on both a cash and non-cash basis. For the year ended December 31, 2002, we lost $283,847. For the six months ended June 30, 2003, we lost $369,972. Our accumulated deficit was $3,023,790 as at June 30, 2003. Future losses are likely to occur, as we are dependent on spending money to pay for our operations. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

INTERCARD MAY NEED TO RAISE ADDITIONAL CAPITAL OR DEBT FUNDING TO SUSTAIN OPERATIONS

         Unless Intercard can become profitable with the existing sources of funds we have available, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales. In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable sales we may have to raise capital to repay the deficit and provide more working capital to permit growth in revenues. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FOR OUR FISCAL YEAR ENDED DECEMBER 31, 2002 FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE CAN BECOME PROFITABLE OR OBTAIN ADDITIONAL FUNDING

         Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with our financial statements for the year ended December 31, 2002, which states that the financial statements raise substantial doubt as to Intercard's ability to continue as a going concern. Our ability to make operations profitable or obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to be able to continue operations for 12 months with the cash currently on hand, anticipated from our operations and from the Equity Line of Credit provided by Cornell Capital which was signed in January 2003. Based on our current budget assessment, and excluding any acquisitions which may occur in 2003, we believe that we may need to obtain approximately $500,000 in additional debt or equity capital from one or more sources to fund operations for the next 12 months. These funds are expected to be obtained from the sale of securities, including the sale of stock under the Equity Line of Credit.

WE ARE SUBJECT TO A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON JUNE 30, 2003 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES

         We had a working capital deficit of $868,725 at June 30, 2003, which means that our current liabilities as of that date exceeded our current assets on June 30, 2003 by $868,725. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on June 30, 2003 were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit we may have to raise capital or debt to fund the deficit.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

         Prior to this offering, there was no public market for our common stock and there can be no assurance that a public trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that Intercard will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         If a public market develops for our common stock, it is likely that our common stock will be deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

         o        With a price of less than $5.00 per share;

         o        That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our success largely depends on the efforts and abilities of key executives, including Ray Sherrod, our Chairman of the Board and President. The loss of the services of Mr. Sherrod could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We also have other key employees that manage our operations and if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

WE MAY NOT BE ABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THE FOUNDATION OF OUR BUSINESS, WHICH COULD HARM OUR BUSINESS BY MAKING IT EASIER FOR OUR COMPETITORS TO DUPLICATE OUR SERVICES

         We regard certain aspects of our products, processes, services and technology as proprietary. We have taken steps to protect them with patents, copyrights, trademarks, restrictions on disclosure and other methods. Despite these precautions, we cannot be certain that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. Any infringement, misappropriation or independent development could cause us to cease operations.

         We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if we win. This could adversely affect our business, financial condition and operating results such that it could cause us to reduce or cease operations.

OTHER PARTIES MAY ASSERT THAT OUR TECHNOLOGY INFRINGES ON THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD DIVERT MANAGEMENT TIME AND RESOURCES AND POSSIBLY FORCE INTERCARD TO REDESIGN OUR TECHNOLOGY

         Technology-based industries, such as ours, are characterized by an increasing number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright and other intellectual property rights to technologies that are important to us. While there currently are no outstanding infringement claims pending by or against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on us and could cause us to reduce or cease operations.


                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 500,000,000 shares of common stock shown as outstanding as of September 25, 2003, no shares are currently freely tradable without restriction. These shares of common stock, which are held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration.

POSSIBLE LACK OF SUFFICIENT AUTHORIZED SHARES

         There is a possibility that Intercard may not currently have sufficient authorized shares to convert all of the shares of common stock needed under the Equity Line of Credit and a proposal may be required to be placed before the shareholders to facilitate an increase in the number of authorized shares. For example, if our common stock price is $0.01 per share, we would need 750,000,000 shares to draw the entire amount available under the Equity Line of Credit. Because we have 1,000,000,000 shares of authorized common stock, and 500,000,000 shares outstanding as of August 29, 2003, we would need to increase our authorized shares by 257,500,000 to fully draw the $7.5 million under the Equity Line of Credit, assuming we issue 7,300,000 to Cornell Capital as the one-time commitment fee and 200,000 to Westrock Advisors as the placement agent fee.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

         The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. For example, if the offering occurred on June 30, 2003 at an assumed offering price of $0.05 per share, the new stockholders would experience an immediate dilution in the net tangible book value of $0.0192 per share. Dilution per share at prices of $0.0375, $0.025 and $0.0125 per share would be $0.0181, $0.0169 and $0.0157, respectively.

         As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

CORNELL CAPITAL UNDER THE LINE OF CREDIT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the Equity Line of Credit will be issued at a 5% discount to the lowest closing bid price for the five days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up approximately 340,415,416 shares may be sold pursuant to this offering. Such sales may cause our stock price to decline.

THE SALE OF OUR STOCK UNDER OUR EQUITY LINE COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE

         In many circumstances the provision of an equity line of credit for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if Intercard has not performed in such a manner to show that the equity funds raised will be used to grow Intercard. Such an event could place further downward pressure on the price of common stock, if a public market develops for shares of Intercard's common stock. Under the terms of our Equity Line of Credit, Intercard may request numerous drawdowns pursuant to the terms of the Equity Line of Credit. Even if Intercard uses the Equity Line of Credit to grow its revenues and profits or invest in assets that are materially beneficial to Intercard the opportunity exists for short sellers and others to contribute to the future decline of Intercard's stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

         It is not possible to predict if the circumstances where by a short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Intercard.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

         We are to some extent dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the Equity Line of Credit. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $75,000 during any seven trading day period.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to Intercard. A description of each selling shareholder's relationship to Intercard and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                           PERCENTAGE                       PERCENTAGE
                                               OF                               OF                            PERCENTAGE
                                          OUTSTANDING                       OUTSTANDING                        OF SHARES
                             SHARES          SHARES       SHARES TO BE     SHARES TO BE                       BENEFICIALLY
                          BENEFICIALLY    BENEFICIALLY      ACQUIRED         ACQUIRED                            OWNED
                             OWNED           OWNED          UNDER THE        UNDER THE       SHARES TO BE        AFTER
                             BEFORE          BEFORE        EQUITY LINE      EQUITY LINE      SOLD IN THE       OFFERING
SELLING STOCKHOLDER         OFFERING      OFFERING (1)      OF CREDIT        OF CREDIT         OFFERING           (1)
----------------------- --------------   --------------  --------------- ---------------   ---------------  ----------------
                                    SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH INTERCARD

Cornell Capital           7,300,000(2)           1.44%      150,000,000           23.08%       157,300,000          0.00%
  Partners, L.P.
Westrock Advisors, Inc.     200,000(3)               *               --              --%           200,000          0.00%

                                                   OTHER SHAREHOLDERS

Keath, Betty                 3,877,503               *               --              --%           387,750          0.00%
Bisset, D.                     114,129               *               --              --%            11,413          0.00%
Black, B.                      114,129               *               --              --%            11,413          0.00%
Braur, I.                      114,129               *               --              --%            11,413          0.00%
Webb, C. G.                    290,799               *               --              --%            29,080          0.00%
Catermole, J.                  379,134               *               --              --%            37,913          0.00%
Osborn, C. G.                2,563,318               *               --              --%           256,332          0.00%
Hucks, D.                       52,842               *               --              --%             5,284          0.00%
Brinkman, Don                  387,751               *               --              --%            38,775          0.00%
Osborn Brothers                105,740               *               --              --%            10,574          0.00%
Fox, J.                        319,559               *               --              --%            31,956          0.00%
Gandy Trust, Elizabeth         333,768               *               --              --%            33,377          0.00%
Gandy Trust, John, Jr.         333,768               *               --              --%            33,377          0.00%
Gandy Trust, A. P.              48,448               *               --              --%             4,845          0.00%
  or M. J.
Griffith, Geoffrey              87,251               *               --              --%             8,725          0.00%
Johnson, G.                    290,799               *               --              --%            29,080          0.00%
Houlett, G.                  2,908,156               *               --              --%           290,816          0.00%
Hesher, Edward H.              304,380               *               --              --%            30,438          0.00%
Hesher, E. W.                  190,195               *               --              --%            19,020          0.00%
Osborn, J.                     193,904               *               --              --%            19,390          0.00%
Osborn, Jon                     88,107               *               --              --%             8,811          0.00%
Jones, F.                      114,129               *               --              --%            11,413          0.00%
Osborn, Joy                     35,266               *               --              --%             3,527          0.00%
Knoll, B.                      190,195               *               --              --%            19,020          0.00%
Brinkman, L. D.                969,405               *               --              --%            96,941          0.00%
Lane, M.                       114,129               *               --              --%            11,413          0.00%
Wells, M.                       35,266               *               --              --%             3,527          0.00%
Morris, R.                     228,257               *               --              --%            22,826          0.00%
Ocborn & Osborn                174,502               *               --              --%            17,450          0.00%

                                           PERCENTAGE                       PERCENTAGE
                                               OF                               OF                            PERCENTAGE
                                          OUTSTANDING                       OUTSTANDING                        OF SHARES
                             SHARES          SHARES       SHARES TO BE     SHARES TO BE                       BENEFICIALLY
                          BENEFICIALLY    BENEFICIALLY      ACQUIRED         ACQUIRED                            OWNED
                             OWNED           OWNED          UNDER THE        UNDER THE       SHARES TO BE        AFTER
                             BEFORE          BEFORE        EQUITY LINE      EQUITY LINE      SOLD IN THE       OFFERING
SELLING STOCKHOLDER         OFFERING      OFFERING (1)      OF CREDIT        OF CREDIT         OFFERING           (1)
----------------------- --------------   --------------  --------------- ---------------   ---------------  ----------------
Talley, P. N.                   96,952               *               --              --%             9,695          0.00%
Pray, R.                       228,257               *               --              --%            22,826          0.00%
Bacon, R.                       96,952               *               --              --%             9,695          0.00%
Zepp, R. & J.                  484,703               *               --              --%            48,470          0.00%
Rogers, L. D.                  114,129               *               --              --%            11,413          0.00%
Sherrod, B.                    760,950               *               --              --%            76,095          0.00%
Thomas, T.                     393,742               *               --              --%            39,374          0.00%
Watson Exploration              19,402               *               --              --%             1,940          0.00%
Ullerey, W. & E.                96,952               *               --              --%             9,695          0.00%
Osborn, W.                     343,697               *               --              --%            34,370          0.00%
Wilson, O.                     228,257               *               --              --%            22,826          0.00%
Fox, J. Mark & Eileen          875,021               *               --              --%            87,502          0.00%
Fox Partnership1             2,853,203               *               --              --%           285,320          0.00%
Gandy, J.                    3,804,290               *               --              --%           380,429          0.00%
Bunyan, Noel                 3,728,223               *               --              --%           372,822          0.00%
Sherrod, Ray & Mary Lois   336,607,429          67.32%               --              --%        50,000,000         57.32%
Sherrod, Scott              11,412,811           2.28%               --              --%        10,000,000          0.00%
Sherrod, Bruce              11,412,811           2.28%               --              --%        10,000,000          0.00%
Sherrod, Cindy              11,412,811           2.28%               --              --%        10,000,000          0.00%
Hesher, E. W.                   70,450               *               --              --%             7,045          0.00%
Oracle, LLC                 25,000,000           5.00%               --              --%        25,000,000          0.00%
Funding Enterprises, LLC    25,000,000           5.00%               --              --%        25,000,000          0.00%
Amber Run, LLC              15,000,000           3.00%               --              --%        15,000,000          0.00%
Great West, LLC             10,000,000           2.00%               --              --%        10,000,000          0.00%
Hendrix & Gandy, LLC         2,000,000               *               --              --%         2,000,000          0.00%
Ron Hendrix                    400,000               *               --              --%           400,000          0.00%
MB Investments               8,000,000           1.60%               --              --%         8,000,000          0.00%
Old Field Investments,       4,000,000               *               --              --%         4,000,000          0.00%
  LLC
Elizabeth Gandy              1,800,000               *               --              --%         1,800,000          0.00%
Wilson Gandy                 1,800,000               *               --              --%         1,800,000          0.00%
Mary Jane Gandy                600,000               *               --              --%           600,000          0.00%
Gandy Associates, LLC        6,000,000           1.20%               --              --%         6,000,000          0.00%
Mary Elizabeth Horner          400,000               *               --              --%           400,000          0.00%
                         --------------   --------------  --------------- ---------------   ---------------  ----------------
TOTAL                      500,000,000         100.00%               --              --%       182,915,416         63.42%
                         ==============   ==============  =============== ===============   ===============  ================

GRAND TOTAL                507,500,000         100.00%      150,000,000           23.08%       340,415,416         63.42%
                         ==============   ==============  =============== ===============   ===============  ================

-----------------------
*        Less than 1%.

(1) Applicable percentage of ownership is based on 500,000,000 shares of common stock outstanding as of September 25, 2003, together with securities exercisable or convertible into shares of common stock within 60 days of September 25, 2003, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of September 25, 2003 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Consists of up to 7,300,000 shares of common stock (based on $365,000 divided by $0.05 per share) to be received by Cornell Capital as a commitment fee under the Equity Line of Credit.


(3) Consists of up to 200,000 shares of common stock (based on $10,000 divided by $0.05 per share) to be received by Westrock Advisors as a placement agent fee.


         The following information contains a description of each selling shareholder's relationship to Intercard and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Intercard, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH INTERCARD

         CORNELL CAPITAL PARTNERS, L.P. Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital acquired all shares being registered in this offering in a financing transaction with Intercard. The transaction is explained below:

         o EQUITY LINE OF CREDIT. On January 15, 2003, we entered into an Equity Line of Credit with Cornell Capital. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $7.5 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital will pay Intercard 95% of, or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital will be entitled to retain 5% of each advance under the Equity Line of Credit. In connection with the Equity Line of Credit, Cornell Capital is entitled to a one-time commitment fee in the form of shares of Intercard's common stock in an amount equal to $365,000 divided by the closing bid price on the first trading day of Intercard's common stock, which, based on an assumed stock price of $0.05 per share, has been estimated to be 7,300,000 shares of common stock. We are registering 157,300,000 shares in this offering which may be issued under the Equity Line of Credit.

         There are certain risks related to sales by Cornell Capital, including:

         o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital is issued shares, the greater chance that Cornell Capital gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

         o To the extent Cornell Capital sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital to sell greater amounts of common stock, the sales of which would further depress the stock price.

         o The significant downward pressure on the price of the common stock as Cornell Capital sells material amounts of common stocks could encourage short sales by Cornell Capital or others. This could place further downward pressure on the price of the common stock.

         WESTROCK ADVISORS, INC. Westrock Advisors, Inc. is an unaffiliated registered broker-dealer that has been retained by us. Don Hunter, Westrock Advisors, Inc.'s Managing Director, makes the investment decisions on behalf of Westrock Advisors, Inc. For its services in connection with the Equity Line of Credit, Westrock Advisors, Inc. is entitled to receive a fee equal to a $10,000 based on Intercard's stock price on the closing bid price on the first day of trading of Intercard's common stock, which based on an assumed stock price of $0.05 per share, has been estimated to be 200,000 shares of common stock. These shares are being registered in this offering.

OTHER SHAREHOLDERS

         Certain shareholders, including officers and directors of Intercard, and shareholders of Project II, Inc., prior to the Merger, are also registering shares in this offering.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 95% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. Intercard will pay Cornell Capital 5% of each advance as an additional fee.

         Pursuant to the Equity Line of Credit, Intercard cannot draw more than $75,000 every seven trading days or more than $7.5 million over twenty-four months.

         For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000, plus 5% retainage payable to Cornell Capital. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

GROSS PROCEEDS                                                          $1,000,000           $3,000,000          $7,500,000

NET PROCEEDS                                                              $865,000           $2,765,000          $7,040,000

USE OF PROCEEDS:                                                            AMOUNT               AMOUNT              AMOUNT
--------------------------------------------------------------- ------------------- -------------------- -------------------
Repayment of Notes - Related Parties                                                           $600,000          $1,298,000
Sales and Marketing                                                       $265,000             $430,000            $430,000
Administrative Expenses, Including Salaries                                                    $267,500            $267,500
Reduction of Accounts Payable                                                                  $267,500            $267,500
General Working Capital                                                   $600,000           $1,200,000          $3,100,000
Capital Equipment                                                                                                $1,677,000
                                                                 ------------------ -------------------- --------------------
TOTAL                                                                     $865,000           $2,765,000          $7,040,000
                                                                 ================== ==================== ====================

                                    DILUTION

         The net tangible book value of Intercard as of June 30, 2003 was a deficit of $2,205,778 or $(0.3417) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Intercard (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Intercard, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.05 per share which is in the range of the recent share price.

         If we assume that we had issued 150,000,000 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.05 per share (i.e., the number of shares registered in this offering under the Equity Line of Credit), less retention fees of $375,000 and offering expenses of $85,000, our net tangible book value as of June 30, 2003 would have been $4,834,222 or $0.0308 per share. Note that at an offering price of $0.05 per share, Intercard would receive gross proceeds of $7,500,000, or the total amount available under the Equity Line of Credit. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.3455 per share and an immediate dilution to new stockholders of $0.0192 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                                  $0.0500
Net tangible book value per share before this offering                ($0.3147)
Increase attributable to new investors                                  $0.3455
                                                                     -------------
Net tangible book value per share after this offering                                    $0.0308
                                                                                      -----------
Dilution per share to new stockholders                                                   $0.0192
                                                                                      ===========

         The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                             DILUTION
             ASSUMED              NO. OF SHARES              PER SHARE
         OFFERING PRICE            TO BE ISSUED          TO NEW INVESTORS
         --------------          -----------------      ------------------
             0.0500                  150,000,000               0.0192
             0.0375                  150,000,000               0.0181
             0.0250                  150,000,000               0.0169
             0.0125                  150,000,000               0.0157

(1) This represents the maximum number of shares of common stock that will be registered under the Equity Line of Credit.

                              EQUITY LINE OF CREDIT

SUMMARY

         On January 15, 2003, we entered into an Equity Line of Credit with Cornell Capital. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $7.5 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital will pay 95% of, or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Cornell Capital is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Cornell Capital is entitled to a one-time commitment fee in the form of shares of Intercard's common stock in an amount equal to $365,000 divided by the closing bid price on the first trading day of Intercard's common stock, which, based on an assumed stock price of $0.05 per share, has been estimated to be 7,300,000 shares of common stock. Further, Cornell Capital will be entitled to retain 5% of each advance under the Equity Line of Credit. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. is entitled to receive a fee equal to approximately $10,000 based on the closing bid price on the first day of trading of Intercard's common stock, which based on an assumed stock price of $0.05 per share, has been estimated to be 200,000 shares of common stock. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

EQUITY LINE OF CREDIT EXPLAINED

         Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital will pay the advance amount. There are no closing conditions for any of the draws other than the written notice and associated correspondence.

         We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital has advanced $7.5 million or twenty-four months after the effective date of the accompanying registration statement, whichever occurs first. However, if Intercard files an amendment to a then-effective registration statement, or a new registration statement has been declared effective, Intercard can request advances for thirty-six months.

         The amount of each advance is subject to a maximum amount of $75,000, and we may not submit an advance within seven trading days of a prior advance. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock. We do not have any agreements with Cornell Capital regarding the distribution of such stock, although Cornell Capital has indicated that intends to promptly sell any stock received under the Equity Line of Credit.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at an assumed price of $0.05 per share, we would issue 150,000,000 shares of common stock to Cornell Capital for gross proceeds of $7.5 million, the maximum amount available under the Equity Line of Credit. These shares would represent 23.08% of our outstanding common stock upon issuance. If our stock price was lower than an offering price of $0.05, we would need to register additional shares of common stock in order to fully utilize the $7.5 million available under the Equity Line of Credit at the assumed price of $0.05 per share. Put another way: we would not have sufficient common shares registered under this registration statement available to draw down the entire $7.5 million available under the Equity Line of Credit at an assumed offering price below $0.05.

         There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.05 per share and 25%, 50% and 75% discounts to the recent price.

     Purchase Price                          $0.0500          $0.0375          $0.0250           $0.0125
     No. of Shares(1)                    150,000,000      150,000,000      150,000,000       150,000,000
     Total Outstanding (2):              650,000,000      650,000,000      650,000,000       650,000,000
     Percent Outstanding (3):                 23.08%           23.08%           23.08%            23.08%
     Net Cash to Intercard                $7,040,000       $5,258,750       $3,477,500        $1,696,250

(1) Represents the number of shares of common stock to be issued to Cornell Capital under the Equity Line of Credit at the prices set forth in the table. As 150,000,000 shares are being registered in this offering under the Equity Line of Credit, 150,000,000 is the maximum number of shares used in this table.
(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital under the Equity Line of Credit, not including any one-time commitment fee shares, estimated to be 7,300,000, to Cornell Capital, and any placement fee shares estimated to be 200,000, to Westrock Advisors, Inc.
(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

         Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

         We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Line of Credit, Cornell Capital is entitled to a one-time commitment fee in the form of shares of Intercard's common stock in an amount equal to $365,000 divided by the closing bid price on the first trading day of Intercard's common stock, which, based on an assumed stock price of $0.05 per share, has been estimated to be 7,300,000 shares of common stock. In addition, shares of our common stock Westrock Advisors, Inc., an unaffiliated registered broker-dealer, is entitled to receive, as compensation for its services as a placement agent, equal to $10,000 based on the closing bid price on the first day of trading of Intercard's common stock, which based on an assumed stock price of $0.05 per share, has been estimated to be 200,000 shares of common stock.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital will pay us 95% of, or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital will retain 5% of the proceeds received by us under the Equity Line of Credit, is entitled a one-time commitment fee in the form of shares of Intercard's common stock in an amount equal to $365,000 divided by the closing bid price on the first trading day of Intercard's common stock, which, based on an assumed stock price of $0.05 per share, has been estimated to be 7,300,000 shares of common stock. The 5% discount, the 5% retention and the one-time commitment fee are underwriting discounts. In addition, we engaged Westrock Advisors, Inc., an unaffiliated registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. is entitled to receive shares of our common stock, which based on an assumed stock price of $0.05 per share, has been estimated to be 200,000 shares of common stock equal to $10,000 based on the closing bid price on the first day of trading of Intercard's common stock.

         Cornell Capital was formed in February 2000 as a Delaware limited partnership. Cornell Capital is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $1,187.67, printing expenses of $2,500, accounting fees of $20,000, legal fees of $50,000 and miscellaneous expenses of $11,312.33. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital can cover any short positions only with shares received from us under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

GENERAL

         The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements, and the Notes thereto included herein. The information contained below includes statements of Intercard's or management's beliefs, expectations, hopes, goals and plans that, if not historical, are forward-looking statements subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. For a discussion on forward-looking statements, see the information set forth in the Introductory Note to this registration statement under the caption "Forward Looking Statements", which information is incorporated herein by reference.

GOING CONCERN

         As reflected in Intercard's financial statements for the twelve months ended December 31, 2002, Intercard's accumulated deficit of $2,653,818 and its working capital deficiency of $550,311 raise substantial doubt about its ability to continue as a going concern. Our interim financial statements for the six month period ended June 30, 2003, which shows an accumulated deficit of $2,977,945 and a working capital deficit of $762,171, also raise this doubt. The ability of Intercard to continue as a going concern is dependent on Intercard's ability to raise additional debt or capital, including the ability to raise capital under the Equity Line of Credit. The financial statements for December 31, 2002 do not include any adjustments that might be necessary if Intercard is unable to continue as a going concern.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Management's discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. At each balance sheet date, management evaluates its estimates, including but not limited to, those related to accounts receivable, inventories, accrued liabilities, and the valuation allowance offsetting deferred income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations include those listed below:

         PROPRIETARY SOFTWARE

         The cost of developing computer software for sale to others is capitalized and amortized to operations in the greater of the amount computed using either the straight-line method or the ratio of current gross revenue to total anticipated revenue over the estimated useful life of the software, not to exceed five years. No computer software development costs were capitalized during the years ended December 31, 2002 and 2001. Amortization expense was $32,186 and $84,640 for the years ended December 31, 2002 and 2001, respectively.

         REVENUE RECOGNITION

         Intercard recognizes product sale revenue when its products are shipped. Maintenance revenue is recognized when the services are performed.

         IMPAIRMENT OF LONG-LIVED ASSETS

         In the event that facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

RESULTS OF OPERATIONS

FOR THE YEAR ENDED  DECEMBER 31, 2002,  COMPARED TO THE YEAR ENDED  DECEMBER 31,
2001

         SALES

         Intercard had sales of $3,607,510 for fiscal year 2002, compared with sales of $3,642,603 for the fiscal year ended December 31, 2001. The decrease in sales of $35,093 was primarily due to the unrest in the Middle East, where we had significant sales in prior years.

         COST OF GOODS SOLD

         Intercard's cost of goods sold for fiscal year 2002 was $2,008,816, compared with $1,939,739 for fiscal year 2001. Even though revenues decreased year over year, the small increase in costs of goods sold equaling $69,077 was attributable to higher supply and component costs. Intercard expects to reduce the costs from suppliers with an improved financial condition and volume purchases along with cost reductions through engineering and manufacturing. Operating controls have been initiated to reduce production by a minimum of 10%.

         GROSS PROFIT

         Gross profit for Intercard decreased by $104,170 to $1,598,694 during 2002 from $1,702,864 in 2001. The gross profit margin for 2002 was 44.32% compared to 46.75% in 2001. This decrease in gross profit and gross profit margin was attributable to lower revenues and slightly higher costs of goods sold.

         OPERATING EXPENSES

         During fiscal year 2002, Intercard had operating expenses totaling $1,755,552, a decrease of $367,153 from fiscal year 2001, during which operating expenses were $2,122,705. The decrease in operating expenses was a result of reductions in administrative overhead.

         OTHER EXPENSES

         Intercard had other expenses, which included interest expense, totaling $126,989 in 2002, compared with other expenses of $148,309 in 2001. The decrease of $21,320 was due to a decrease of $9,826 in interest expense and other decreases.

         NET LOSS

         Intercard had a net loss for 2002 of ($283,847) or ($0.04) per share. In the year earlier period, Intercard has a net loss of ($568,150) or ($0.08) per share. The decrease in net loss of $284,303 was attributable to higher than normal bad debts in 2001 along with write-downs of inventory.

FOR THE SIX MONTHS ENDED JUNE 30, 2003, COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2002

         SALES

         Intercard had sales of $1,256,746 for the six months ended June 30, 2003, compared with sales of $1,812,643 for the same period in 2002. The decrease in sales of $555,897 was primarily due to continued slowness in the Middle East coupled with shortages in cash flow, which did not allow us to receive the required goods to ship. Backlog as of June 30, 2003 is $1,304,413, approximately $500,000 higher than normal.

         COST OF GOODS SOLD

         Intercard's cost of goods sold for six month period ended June 30, 2003 was $761,020, compared with $989,100 for the same period in 2002. As sales decreased in comparing these two periods year over year, cost of goods sold also decreased in an amount equaling $228,080.

         GROSS PROFIT

         Gross profit for Intercard decreased by $327,817 to $495,726 during the six month period ended June 30, 2003 from $823,543 for the same period in 2002. The gross profit margin for the six month period ended June 30, 2003 was 37.7% compared to 45.4% for the same period in 2002. This decrease in gross profit and gross profit margin during this period was mainly attributable to lower revenues.

         OPERATING EXPENSES

         During the six month period ended June 30, 2003, Intercard had operating expenses totaling $804,334, an increase of $50,424 from the same period in 2002, during which operating expenses were $753,910. The increase in operating expenses was a result of slightly increased overhead cost.

         OTHER EXPENSES

         Intercard had other expenses, which included an interest expense, totaling $61,364 for six month period ended June 30, 2003, compared with other expenses of $64,462 in the same period 2002. The decrease of $3,098 was due to slight decreases in interest expense and other expenses. We expect to decrease these costs.

         NET LOSS

         Intercard had a net loss for six month period ended June 30, 2003 of $369,972 or ($0.06) per share. In the same period for 2002, Intercard had a net profit of $5,171. The decline in results was attributable to lower revenues.

LIQUIDITY AND CAPITAL RESOURCES

         Intercard's financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Intercard incurred a net loss of $283,847 and $568,150 for the years ended December 31, 2002 and December 31, 2001, respectively, and has an accumulated deficit of $2,653,818 at December 31, 2002. In addition, Intercard had a loss of $369,972 for the six month period ended June 30, 2003 and had $0.00 cash on hand as of June 30, 2003. Management recognizes that Intercard must generate additional resources to enable it to continue operations. Management is planning to obtain additional capital principally through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon Intercard obtaining additional equity capital and ultimately obtaining profitable operations. However, no assurances can be given that Intercard will be successful in these activities. Should any of these events not occur, the accompanying consolidated financial statements will be materially affected.

         Intercard is at present meeting its current obligations from its monthly cash flows, which during 2001, 2002 and to date in 2003 has included cash from operations, investor capital, and loans from related parties. However, due to insufficient cash generated from operations, Intercard currently does not internally generated cash sufficient to pay all of its incurred expenses and other liabilities. As a result, Intercard is dependent on investor capital and loans to meet its expenses and obligations. Although investor funds and related party loans have allowed Intercard to meet its obligations in the recent past, there can be no assurances that Intercard's present methods of generating cash flow will be sufficient to meet future obligations. Historically, Intercard has, from time to time, been able to raise additional capital from loans from related parties, but there can be no assurances that Intercard will be able to raise additional capital in this manner.

         Net cash used in operating activities was $77,231 for the six-month period ended June 30, 2003, compared with $139,398 for the six-month period ended June 30, 2002. During the six months ended June 30, 2003, accounts receivable and accrued income increased by $12,999, accounts payable and accrued expenses decreased by $32,807, and other deposits increased by $201,723. During the six months ended June 30, 2002, accounts receivable increased $566,282, accounts payable and accrued expenses decreased by $431,221 and other deposits decreased $450,848. Intercard's net cash used in investing activities for the six months ended June 30, 2003 and 2002, was $41,678 and $0, respectively. Net cash provided by financing activities for the six months ended June 30, 2003 and 2002, was $81,519 and $169,558, respectively.

         During the six months ended June 30, 2003 and 2002 Intercard's net profit/(loss) totaled approximately ($369,972) and $5,171, respectively. As of June 30, 2003, Intercard had accumulated losses from operations of approximately $3,023,790, had a working capital deficit of approximately $868,725, and had approximately ($0.00) in cash balances.

         Net cash provided by operating activities was $24,051 for the fiscal year ended December 31, 2002, compared with $30,368 for the fiscal year ended December 31, 2001. During the fiscal year ended December 31, 2002, accounts receivable and accrued income decreased by $361,177, accounts payable and accrued expenses increased by $278,789, and inventories decreased by $148,543. During the fiscal year ended December 31, 2001, accounts receivable and accrued income decreased $352,518, accounts payable and accrued expenses decreased by $197,297, and inventories increased by $94,047. Intercard's net cash flow, used in investing activities for the fiscal year ended December 31, 2002 and 2001, was $23,431 and $0, respectively. Net cash provided by financing activities for the fiscal year ended December 31, 2002 and 2001 was $27,113 and ($37,745), respectively.

         During the fiscal year ended December 31, 2002 and 2001, Intercard's net loss totaled approximately $283,847 and $568,150, respectively. As of
December 31, 2002, Intercard had accumulated losses from operations of approximately $2,653,818, had a working capital deficit of approximately $550,311, and had approximately $37,390 in cash balances.

         On January 15, 2003, Intercard entered into an Equity Line of Credit Agreement with Cornell Capital. Under this agreement, Intercard may issue and sell to Cornell Capital common stock for a total purchase price of up to $7.5 million. Subject to certain conditions, Intercard will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter. The purchase price for the shares will be equal to 95% of, or a 5% discount to, the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $75,000, with no advance occurring within seven trading days of a prior advance. Cornell Capital is entitled to a one-time commitment fee in the form of shares of Intercard's common stock in an amount equal to $365,000 divided by the closing bid price on the first trading day of Intercard's common stock, which, based on an assumed stock price of $0.05 per share, has been estimated to be 7,300,000 shares of common stock. Cornell Capital is entitled to a 5% Retainage of each advance. In addition, Intercard entered into a placement agent agreement with Westrock Advisors, Inc., a registered broker-dealer. Pursuant to the placement agent agreement, Westrock Advisors, Inc. is entitled to receive a one-time placement agent fee of shares of common stock equal to $10,000 based on the closing bid price on the first day of trading of Intercard's common stock, which based on an assumed stock price of $0.05 per share, has been estimated to be 200,000 shares of common stock.

         Intercard expects to raise sufficient cash through these means to meet its short-term capital requirements. However, no assurance is given that Intercard's registration statement, once filed, will ultimately be declared effective by the SEC. Nor can there be any assurance given that Intercard will be able to raise sufficient funds to meet long-term capital needs. Intercard may also seek alternative sources of financing, including from more conventional sources such as bank loans and credit lines. However, no assurances can be given that Intercard will be able to meet its needs through the sale of securities or otherwise. Further, the availability of any future financing may not be on terms that are satisfactory to Intercard.

         From time to time, Intercard may evaluate potential acquisitions involving complementary businesses, content, products or technologies. Intercard has no present agreements or understanding with respect to any such acquisition. Intercard's future capital requirements will depend on many factors, including growth of Intercard's business, the success of its operations, economic conditions and other factors including the results of future operations.

PLAN OF OPERATION

         The main objective for 2003 is to position Intercard as a "One Stop Source" for all of a customers' cash control needs. To achieve this goal, Intercard will address component objectives that fall into two broad categories, enhanced market penetration and reduced production costs.

         MARKET PENETRATION

         Intercard plans to increase market penetration through the following methods:

         o Increase unit sales of cards by 18% by vertically integrating the manufacturing of magnetic debit cards.
         o        Increasing the card consuming base of installed systems.
         o        Increase system orders by 10% building a distributor network.
         o        Providing new financing alternatives.
         o Introduce new products, adding some $800,000 to annual sales volume by introducing a new "Point of Sale" (POS) system add-on to existing systems.
         o        Introducing Coin tracking and RF (wireless) technology.

         REDUCE PRODUCTION COSTS

         Intercard plans to reduce its production costs through the following ways:

         o Acquire card production capabilities thereby reducing card production costs by 57%.
         o        Cost down present system production costs by 10%.
         o        Increase inventory turnover from 3.6 to 8 times.

MARKET ANALYSIS SUMMARY

         The sales and marketing focus for Fiscal 2003 will primarily revolve around the arcade, vending and copy control industries.

         ARCADE

         Variety within the arcade industry has made it possible to widen the utilization of our product. Technological improvements in our products and continued marketing into the arcade industry will keep Intercard competitive. While the arcade market segment was impacted by 911 and has declined in some categories of operators, there are abundant "retrofit" opportunities among new and current customers.

         Intercard has developed a market presence in the arcade industry. We believe that little competition exists for this type of product in this market place. In addition, facilities are organized along similar lines, and, once a profile is identified, it is easy to build an effective prospect list. The game distributors and operators provide an almost parallel channel of distribution for access to projects that would probably be otherwise inaccessible.

         The target profile can be summarized as amusement facilities that:

         o        Have an interest in and budget for technology purchases.

         o        Have a minimum of 50 games.

         o Have a need and/or desire to control other areas of the facility on card, including food, attractions and retail.

         o        Have on-staff or reliable access to competent technical help.

         o        An additional  target profile  includes game  distributors and
                  larger   operators.   The  arcade  product  line  is  seen  as
                  relatively stable.

         Current lists of "high priority" needs for this market segment are:

         o        Multi-site/location capability for data warehousing- SQL.

         o        Touch screen teller.

         Intercard POS System integration will enable Intercard to provide complete cash management systems from POS to Game Control.

         COPY CONTROL

         New copy control products developed in response to customer input and featuring an internet access control system will reopen the door to this market place and allow Intercard to cross sell other cash control/cash management applications at locations such as:

         o        Universities/Colleges

         o        Public Libraries

         o        Quick Printing Industry

         We believe this area is a good market for us because a review of product/feature requests from current Intercard school customers' results in an instant, identified list that have a potential need. Intercard has developed a market presence in schools based on the copy control product line. Intercard has not been actively pursuing this market for 4 years, mainly due to a focus by post-secondary schools on "all campus" card systems. This type of system has not been widely adopted, due to the high cost, and the schools are now returning to more economical means of controlling access to these areas. The time and print product gives Intercard a strong "opener" for re-entry into this market. Once a school adopts the technology, multi-year renewal contracts are typical. Additionally, Institutions are organized along similar lines. Once a profile is identified, it is easy to build an effective prospect list.

         The   target    profile   can   be    summarized    as   secondary   or
Colleges/Universities institutions that:

         o        Have an interest in and budget for technology purchases.

         o Do not have an interest in and are not pursuing an "All Card" system.

         o Have a minimum of 20 computer terminals on a network with at least one printer.

         o Have a need and/or desire to recoup the costs for the printing performed as a result of the use of the computer.

         VENDING

         Entry into the Vending Industry will be accomplished by introduction of a new vending access reader, and/or RF reader. The vending industry is growing at an annual rate of approximately 5% in both the domestic and international markets.

         Intercard has newly developed products that have appeal to this, the largest and most stable growth market for cash control systems and devices. The market is counter-cyclical to the arcade industry. Distributors being recruited for the arcade industry also sell to this market segment making for natural cross-selling opportunities. The target profile in the vending industry has a consumer and commercial/industrial demand for reliable, and cost effective data capture communications both on current-production machines and as retrofitable modules for earlier generation.

         NEW ACCOUNTING PRONOUNCEMENTS

         The following is a summary of recently issued accounting pronouncements which may impact Intercard:

         In April 2002, the FASB approved for issuance SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections ("SFAS 145"). SFAS 145 rescinds previous accounting guidance, which required all gains and losses from extinguishment of debt be classified as an extraordinary item. SFAS 145 is effective for fiscal years beginning after May 15, 2002.

         In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

         The adoption of SFAS 145 or 146 has not currently affected Intercard's financial position or results of operations.

         In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement 123 (SFAS 123). Intercard has not recorded any stock-based compensation to date; therefore, the provisions of SFAS 148 do not currently affect Intercard.

SUBMISSION OF MATTERS TO A VOTE OF STOCK HOLDERS

         There are no pending matters to be voted on by the stockholders at this time.

                             DESCRIPTION OF BUSINESS

         Intercard, Inc., the Missouri corporation incorporated on February 6, 1990, was founded by Ray Sherrod through a buyout of its predecessor, Interface Control Systems Inc. In October 2002, Intercard, Inc. entered into a merger agreement with Project II, Inc. a Nevada corporation incorporated on August 15, 2002 that had no operations prior to the Merger. A corrected plan of merger was filed with the State of Nevada on September 2, 2003, and filed with the State of Missouri on September 9, 2003. Pursuant to the terms of the Merger, all outstanding shares of Intercard were converted into a total of 8,000,000 shares of common stock of Project II, Inc., giving the former shareholders of Intercard 75% of the then-outstanding shares of Project II, Inc. The name of the surviving entity was changed to Intercard, Inc. As a result of the Merger, the separate existence of Intercard, Inc., the Missouri corporation, ceased and Project II, Inc. changed its name to Intercard, Inc., a Nevada corporation. On September 25, 2003, the Board of Directors approved a forward 50-for-1 stock split, after which Intercard had 500,000,000 shares of common stock outstanding.

         From its St. Louis headquarters, for over 22 years, Intercard has forged its position as the premier provider of cash control systems to companies in the amusement/arcade, copy control, educational and OEM markets. Its systems are composed of electronic card readers, card dispensers, the magnetically encoded cards, and the software that creates a system. Intercard's competitive edge is its proprietary software. Competitors can provide hardware and cards, but their software has only limited abilities, primitive in comparison to Intercard's products and the needs of the market place. The software is the key.

         In general, cash control systems are designed to prevent theft, reduce labor costs associated with collecting and counting coinage or folding currency; and if adroitly designed, provide valuable management information. Intercard's systems enable an operator to compile crucial demographic data on customers, frequency and timing of machine use and the profitability of individual machines. User pricing can be modified in real-time to support sales promotion campaigns, group events, virtually any marketing approach an operator wishes to employ. The software is the key and Intercard has the technological edge.

         Intercard has had the foresight to design into its product line a very valuable continuing revenue stream. Intercard's systems can only use Intercard provided mag cards. This "captive" revenue comes with profit margins approaching 70%. As the base of installed systems increases, the card portion of the business will become overwhelmingly profitable. What is lacking has been the capital to push marketing efforts past critical mass.

         Intercard began as ICS Systems in 1979, and has evolved as the industry leader in innovative cash management and control systems. ICS Systems originally marketed hardware and cards to industries desiring to control cash. In 1990, Ray Sherrod purchased one hundred percent of ICS Systems and changed the name of the company to Intercard, Inc. Throughout the early 90's Intercard focused primarily on marketing its copy control products to Kinko's Copies, Kwik Kopy along with colleges and universities. In 1996, Intercard's management made a strategic decision to change the focus of Intercard and offer fully integrated cash management systems. Intercard committed sizable research and development funds to the software development and product refinement. Development of the system began in mid 1996. Today, the Intercard system is the choice for the top companies in the amusement and arcade industry.

PRODUCTS AND SERVICES

         Intercard manufactures the major components and assembles the systems for shipment from the plant in St. Louis. Plans call for all new products to be manufactured in the present facility.

PRODUCT AND SERVICE DESCRIPTION

         Intercard provides cash management systems to the amusement industry. The Intercard system is designed to restrict actual cash handling to a few secure locations, utilizing the prepaid card concept. Typically the customer purchases a card without value from our teller unit. Then he/she can put as much cash value on the card as they can afford or want to spend. The value is then transferred to the card for use through out the amusement facility. Intercard's teller will accept currencies of any bill denomination and are designed to accept currency from many different countries, as well as credit cards. Once the user has added value, the card can be used in any device equipped with our card reader. Intercard provides card access devices for any piece of equipment currently used in the amusement market. These devices are capable of being programmed from a central computer, providing the operator with maximum flexibility. A complete system consists of tellers, card readers and the software that interfaces each user device to a PC computer via serial communications. The data collected through the communications network or "closed loop" as it is called in the industry, allows the operator to assemble and export key data that greatly assists in managing and marketing the facility to the public.

SOURCING

         Intercard has adequate sources of quality material. In the case of many items, second sources for all major components and sub assemblies have been developed. Vendor relationships have been strained due to the lack of working capital. The result has been increased cost prices and component delivery problems. Assembly cost and shipping have also increased due to the lack of operating capital.

TECHNOLOGY

         Intercard utilizes magnetic strip technology This technology has the capability to store large quantities of data and is ideal for the cash control setting. Intercard has designed systems utilizing other technologies i.e. chip cards, bar code cards etc. and is capable of bringing applications to market as competitive forces warrant. Intercard is currently providing system applications based on the latest conveniently available software systems and utilization of the Internet. Intercard recognizes that it is impossible to provide integrated systems in each and every market niche. Intercard still participates in such niches by working with developers and designers of other products that can be integrated with our system on an OEM bases. In addition to OEM manufacturers, Intercard harnesses customer feedback as a key source of product development ideas. The in-house development staff designs enhancements and new products on an on going basis.

FUTURE PRODUCTS AND SERVICES

         Intercard is planning to provide the following products for the current and future markets segments.

         o        R F Transceiver

         o        Coin Tracking

         o        Leasing and card financing

         o        Software and Hardware Maintenance Contracts

         o        Copy Controls

         o        Vending

         o        Point of Sale (POS)

         The development of the R F Transceiver is scheduled to be completed during the first quarter of 2002. An example of customer feedback leading to new products, the development was undertaken due to the customer desires for a wireless environment. With R F devices, Intercard will be able to install systems with minimum impact on existing locations.

         The coin-tracking concept was developed in order to include an additional market segment currently not addressed. With coin tracking, Intercard will be able to provide similar cash management capabilities to street operations. The coin-tracking product is based on our existing capabilities and software systems. We will complete the development during the first quarter of 2003.

LEASING AND CARD FINANCING

         Intercard meets sales resistance in selling big ticket items to smaller, less well capitalized operators. To enable a broader cross-section of the potential market to utilize Intercard equipment, Intercard has devised a plan to turn a capital budget item into an operational expense.

         Intercard will lease the equipment to the operator at an affordable monthly payment, accompanied by a supply agreement for providing the consumables. Under that agreement, Intercard will charge $1.00 each for card. The operator will sell the card to the customer for a $1.00 keeping $0.40, Intercard's share will be $0.60. The $.40 cent margin on the cards will cover the lease payment and should result in a nominal profit to the operator. In effect, the plan allows the operator to utilize our system at an apparent "0" cost. Over three years this plan will provide Intercard with approximately three times the original price of the system.

SOFTWARE AND HARDWARE MAINTENANCE

         Intercard   will  provide  the  existing   customer  base  with  formal
maintenance agreements. Intercard has in the past provided customer support on a free call-in basis. The change took effect January 1, 2002.

COPY CONTROL AND VENDING

         COPY CONTROL

         This is not a new market for Intercard. In fact Intercard's main business was copy control until 1996. The market was relegated to a lower importance at that time based on higher growth potential in the amusement market. New products have been developed that will allow Intercard to re-enter the market.

         VENDING MARKETS

         Intercard has developed products for this market place in the past utilizing specially developed readers. The cost of maintaining separate reader lines was too high to achieve appropriate margins. Intercard now has the hardware products to go after a share of the market. It is a market that has characteristics similar to the amusement industry. The distributors we intend to utilize for the amusement industry are also involved in the distribution of vending equipment, providing an entry point to cross sell the vending industry.

MOVE TO DISTRIBUTORS

         Presently all sales activity is planned and directed by the vice-president of sales in St. Louis. Intercard employs sales managers based in geographic territories around the U.S. Intercard has systems installed on all five habitable continents around the world. European sales generation is conducted through a sales office based in Spain.

         Intercard currently sells directly to the end user, however Intercard is moving toward distributor-sales with direct support. The intent is to work with a number of highly regarded distributors and their sales personnel to sell and install our products. This approach has been tested in a targeted region with positive results. Our International marketing will use this as a primary penetration method. The use of distributors allows Intercard to leverage its sales and sales support staff and reach more of the potential customer base.

MAIN COMPETITORS

         o        Applied  Resources,  Inc.,  9801 Widmer Road,  Lenexa,  Kansas
                  66215

         o        Amusement Solutions, Atlanta

         o        Sacoa Entertainments, Argentina

         o        DKS, Mexico

         APPLIED RESOURCES, INC

         Located in Kansas City, Applied Resources uses a modified on line system approach to controlling the gaming equipment. Applied Resources is a small applications software development company with very few employees. They rely on other companies to supply the parts necessary to complete their system. They use bar code readers and cards for their operations.

         AMUSEMENT SOLUTIONS

         Located in Norcross, Georgia, Amusement Solutions uses a magnetic card reader technology similar to our system. They purchase their readers/game controllers from Korea. They manufacture almost none of their system. The technology they use is a modified online/off line approach. Their readers are off line while the tellers are on line, creating a major problem when the computer is down.

         SACOA ENTERTAINMENTS

         This system is completely on line and requires multi-computer systems to operate, up to 20+ in some instances. The system was designed by a game arcade operator in South America approximately five years ago. Their major customer is Dave and Busters. They use magnetic cards similar to credit cards to operate the system; they do not have a teller device (self service).

         DKS

         The Key System is a general  copy of the online  Sacoa  System of South
America. Instead of using magnetic cards, they use the same conductor chip embedded in a plastic device shaped like a key. They are trying to penetrate the US market and have a few sites.

                                   MANAGEMENT

         As of October 6, 2003, the directors and executive officers of Intercard, their age, positions in Intercard, the dates of their initial election or appointment as directors or executive officers, and the expiration of the terms are as follows:

NAME OF DIRECTOR/
  EXECUTIVE OFFICER          AGE       POSITION                              PERIOD SERVED
------------------------- --------   --------------------------------------  -----------------------------------
Ray Sherrod                            Chairman of the Board of Directors    February 1990 to date (CFO from
                                         and CEO and Chief Financial         June 2002)
                                         Officer

Donald G. Maitland                     Vice President of Finance             June 2000 to date

Vince Murphy                           Director                              May 2002 to date

Mary Lois Sherrod                      Director                              February 1990 to date

Bruce Allen Sherrod                    Director                              June 1999 to date


         None of Intercard's directors or executive officers is a director of any company that files reports with the SEC. None of the Company's directors have been involved in any bankruptcy or criminal proceeding (excluding traffic an other minor offenses), nor has been enjoined from engaging in any business.

         Intercard's directors are elected at the annual meeting of stockholders and hold office until their successors are elected. Intercard's officers are appointed by the Board of Directors and serve at the pleasure of the Board and are subject to employment agreements, if any, approved and ratified by the Board.

RAY SHERROD

         Ray Sherrod has owned and operated Intercard since 1990 and is its majority shareholder. Mr. Sherrod enters into and approves all major financial obligations of Intercard, and along with the Board of Directors, plans and develops policies, objectives and programs to provide funding for new or continuing operations. Prior to Intercard, Mr. Sherrod was employed by Harris Corporation as a Regional Sales Manager, where his responsibilities were to establish sales goals and objectives for the CAD division of Harris Corporation. Ray Sherrod attended and graduated Washington University with a Bachelor of Science in Mathematics Applied Science in 1961, and a Bachelor of Science in Electrical Engineering in 1963.

DONALD G. MAITLAND

         Donald G. Maitland joined Intercard in June 2000. Prior to joining Intercard, Mr. Maitland was the Chief Financial Officer of Oxycon, Inc., where he assumed all accounting and financial responsibilities of the company from 1995 to 2000. Prior to his employment with Oxycon, Mr. Maitland was the director of financial services for Everest & Jennings Manufacturing Co. from 1987 to 1995. Mr. Maitland was the corporate treasurer for Falcon Products from 1982 to 1987.

MARY LOIS SHERROD

         Mary Lois Sherrod graduated from Washington University in 1963 with a Bachelor of Science degree in Education. Mrs. Sherrod has worked at home raising three (3) children since that graduation. Mrs. Sherrod has not officially held any active management position at Intercard. Mrs. Sherrod has supplied capital to Intercard and has been a director since February 1990.

VINCE MURPHY

         Vince Murphy has been involved in the computer industry since receiving his BS in Physics and from the University of Texas in 1963. He served an early-on apprenticeship with aerospace companies such as General Dynamics, Martin Marietta, and United Research Systems, receiving awards from NASA and multiple awards from the Air Force, before moving into Operating System development with Systems Engineering Laboratories, and Scientific Computer
Systems. Mr. Murphy has been a director of Intercard since May 2002. Becoming more involved with the business side, Vince Murphy served as product marketing manager for SEL, became a founder of Simpact Inc., a founder of Relational
Database Solutions, and a successful senior sales representative for Harris Computer Corporation, Scientific Computer Corporation, Stardent Computer Inc., and Visual Numerics Inc. More recently Vince has been consulting for VComponents Inc. and SNI Inc., and working for US Wireless Data.

         From April, 2001 to the present, Mr. Murphy worked for US Wireless Data Inc., Palmer Lake, Colorado, improving Quality Assurance processes with advanced tools like the Intranet for organizing diverse engineering and operational data and harvesting labor expenditures to support production, service, vendors, credit card simulations, and cost reductions through greater efficiencies. From March 2000 through March 2001, Mr. Murphy worked for FabLink / ILS-Technologies, Colorado Springs, offering the latest technologies for e-commerce to the semiconductor industry, like systems to "create a market" for the rejected semiconductor wafers, by spanning the factory shop floor, the laboratories, tracking, shipping, and sales interfaces for bidding on lower grades of products. From May 1998 through March 2000, Mr. Murphy worked for GPST, Colorado Springs, bringing electronic check transfer to merchants, by routing information to and from the Federal Reserve, with the latest database capabilities for managing spiking volumes, fraud, check-returns, customer service for merchants, critical reporting, and special services for large clients such as daily floating lines-of-credit tied to Federal Reserve credits and debits.

BRUCE ALLEN SHERROD

         Bruce Allen Sherrod from St. Louis University with a Bachelor of Science in Accounting & Finance in 1987 and a Master's of Science in Finance from Webster University in 1999. Mr. Sherrod also received a Bachelor of Science in Computer Science from Webster University in 2002. Mr. Sherrod has been employed by Interface Control Systems 1987 thru 1989. Mr. Sherrod was actively engaged in Sales and Marketing. Mr. Sherrod started his employment with Intercard in 1989 and continues to the present in finance as a director.

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require Intercard's officers and directors, and persons who beneficially own more than ten percent of a registered class of Intercard's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish Intercard with copies.

         Based on its reviews of the copies of the Section 16(a) forms received by it, or written representations from certain reporting persons, Intercard believes that, during the last fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with and filed timely.

EXECUTIVE COMPENSATION

         The following table sets forth, for the fiscal year ended December 31, 2002 and December 31, 2001 and 2000 certain information regarding the compensation earned by Intercard's Chief Executive Officer and each of Intercard's most highly compensated executive officers whose aggregate annual salary and bonus for fiscal 2002 exceeds $100,000, (the "Named Executive Officers"), with respect to services rendered by such persons to Intercard and its subsidiaries.


                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                          LONG-TERM COMPENSATION
                                ------------------------------------------  ------------------------------------------------
NAME AND PRINCIPAL                                             OTHER          RESTRICTED      UNDERLYING         OTHER
  POSITION             YEAR        SALARY        BONUS      COMPENSATION     STOCK AWARDS       OPTIONS      COMPENSATION
--------------------  --------  -------------- ----------  ---------------  --------------- --------------  ----------------
Ray Sherrod              2002          $72,000         0                 0                0              0                0
Chairman and CEO         2001          $80,400         0                 0                0              0                0
                         2000         $100,000         0                 0                0              0                0



OPTION GRANTS

         Intercard has not entered into any Long-Term Incentive Plan Awards or issued any options since inception.

COMPENSATION OF DIRECTORS

         Intercard has not compensated any director for his or her services as a director since inception.

EMPLOYMENT AGREEMENTS

         Intercard currently does not have any existing employment agreements.

COMMITTEES OF THE BOARD OF DIRECTORS

         The only standing committee of the Board of Directors is the Audit Committee of which Vince Murphy the Chairman. The other members are Bruce Allen Sherrod. Vince Murphy is independent of Intercard.

                             DESCRIPTION OF PROPERTY

         Intercard's manufacturing facility is located at 1874 Lackland Hill Parkway, Saint Louis, Missouri. The total space is 18,000 sq. ft. including production, warehouse, and office area. The facility can accommodate a 50% increase in total sales before additional space is required. It is centrally located near the airport and major highways. Intercard leases this space pursuant to a sublease, which has a stated expiration date of April 14, 2008. Intercard has recorded rent expense of $130,000 and $92,500 for the years ended December 31, 2002 and 2001, respectively. Intercard's current rent is $8,944.83.

         Intercard has a sales office in Madrid, Spain. Intercard opened an office in Spain 1998, the current location is at AV DE Europe 28, Portal 1-3 C, Pozvelo, 28224 Madrid Spain. We have approximately 800 sq ft., for the years 2001 and 2002 the cost was $8,663 and $8,678, respectively.


                                LEGAL PROCEEDINGS

         None.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information with respect of the beneficial ownership as of October 6, 2003 for any person who is known to Intercard to be the beneficial owner of more than 5% of Intercard's common stock.

                                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     AMOUNT AND NATURE
                                           NAME AND                                    OF BENEFICIAL       PERCENTAGE OF
TITLE OF CLASS                               ADDRESS OF BENEFICIAL OWNER                OWNERSHIP            CLASS(1)
-----------------------------------------  ----------------------------------- -------------------------- -------------------
Common                                     Ray and Mary Lois Sherrod                        278,911,443              55.78%
                                           26 Broadview
                                           Clayton, Missouri

Common                                     Oracle, LLC                                       25,000,000               5.00%

Common                                     Funding Enterprises, LLC                          25,000,000               5.00%



                                             SECURITY OWNERSHIP OF MANAGEMENT
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     AMOUNT AND NATURE
                                           NAME AND                                    OF BENEFICIAL       PERCENTAGE OF
TITLE OF CLASS                               ADDRESS OF BENEFICIAL OWNER                OWNERSHIP            CLASS(1)
-----------------------------------------  ----------------------------------- -------------------------- -------------------
Common                                     Ray Sherrod(2)                                   278,911,443              55.78%
                                           26 Broadview
                                           Clayton, Missouri



---------------

*        Less than 1%.
(1) Applicable percentage of ownership is based on 500,000,000 shares of common stock outstanding as of October 6, 2003 for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of October 6, 2003 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) Ray Sherrod owns all of his shares of common stock jointly with his wife, Mary Lois Sherrod.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

         No securities are authorized for issuance under an Equity Compensation Plans, as no such plans exists.

                  CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

         On August 31, 2000, Intercard executed three notes totaling $1,213,902 with its major stockholder, Ray Sherrod. These notes bear interest at 6% and have no stated maturity. During 2002, Intercard received an additional $59,637 (net of repayments) from Ray Sherrod. Interest payable on these loans of $72,000, after offset of payments made on the Ray Sherrod's behalf, is included in accrued expenses at December 31, 2002. The notes are classified as current obligations at December 31, 2002. During the first quarter of 2003, Intercard received an additional $142,268 (net of repayments) from the stockholder. Interest payable on these loans of $20,000, after an offset of payments made on Mr. Sherrod's behalf, is included in accrued expense at March 31, 2003. These loans are classified as current obligations at March 31, 2003.

         Ray Sherrod had pledged his personal residence for repayment of certain Intercard debts. In exchange, Intercard has been paying the mortgage note on the pledged property. This note bears 7% interest and is payable in twice monthly installments of $1,708 and is due in 2008. The outstanding balance at December 31, 2002 is $170,353 The outstanding balance as of June 30, 2003 is $139,400.

         The notes are summarized as follows as of June 30, 2003:

                                                INTEREST
            DESCRIPTION                           RATE                BALANCE
         -------------------------------------  ----------   ------------------
            Stockholder note                         6%             $  310,000
            Stockholder note                         6%                500,000
            Stockholder note                         6%                403,902
            Other stockholder advances                -                172,109
            Mortgage note                            7%                139,400
                                                              -----------------
                                                                     1,525,411
            Less: current maturities                                    96,986
                                                              -----------------
                                                                  $  1,428,425
                                                              =================

         A member of the Intercard's Board of Directors, Nick Neibert, owned a vendor which supplied electrical components to Intercard. Nick Neibert resigned in 2002.

         During the year ended December 31, 2000, Mr. Sherrod incurred a significant tax liability to both the Internal Revenue Service and the Missouri Tax Department as a result of taking an early distribution from a retirement account. Mr. Sherrod loaned the proceeds from this distribution to Intercard so it could settle certain Intercard obligations, and Intercard has been making the tax and interest payments to both taxing entities on behalf of Mr. Sherrod. To date, these payments have been $3,255 per month and have been offset against the principal and interest due Mr. Sherrod under the notes payable described above. At December 31, 2002, Mr. Sherrod owes the Internal Revenue Service $202,060 and the Missouri Tax Department $1,744. Intercard anticipates it will continue to make the required monthly payments to these two taxing entities until the balances are satisfied. As of June 30, 2003 the Missouri tax has been paid in full and the Federal tax liability has been abated.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         As of the filing of this registration statement, there is no public market for shares of Intercard's common stock. Intercard anticipates that a public market will develop for shares of it common stock and that shares of its common stock will be traded on the Over-the-Counter Bulletin Board.

         Intercard presently is authorized to issue 1,000,000,000 shares of common stock with $0.001 par value. As of September 25, 2003, there were sixty-four (64) holders of record of Intercard's common stock and 500,000,000 shares issued and outstanding.

         Intercard is not currently authorized to issue shares of preferred stock.

DIVIDENDS

         Intercard has not declared or paid cash dividends on its common stock since its inception and does not anticipate paying such dividends in the foreseeable future. The payment of dividends may be made at the discretion of the Board of Directors and will depend upon, among other factors, on Intercard's operations, its capital requirements, and its overall financial condition.

CHANGES IN SECURITIES

         During the years 2000, 2001 and 2002, and through the first six months of 2003, Intercard did not issued and securities, other than in connection with the Merger.

         A corrected plan of merger was filed with the State of Nevada on September 2, 2003, and filed with the State of Missouri on September 9, 2003. Pursuant to the terms of the Merger, all outstanding shares of Intercard were converted into a total of 8,000,000 shares of common stock of Project II, Inc., giving the former shareholders of Intercard 75% of the then-outstanding shares of Project II, Inc. The name of the surviving entity was changed to Intercard, Inc. As a result of the Merger, the separate existence of Intercard, Inc., the Missouri corporation, ceased and Project II, Inc. changed its name to Intercard, Inc., a Nevada corporation. On September 25, 2003, the Board of Directors approved a forward 50-for-1 stock split, after which Intercard had 500,000,000 shares of common stock outstanding.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Intercard so as to make an informed investment decision. More specifically, Intercard had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Intercard's securities.

                            DESCRIPTION OF SECURITIES

GENERAL

         Intercard's authorized capital consists of 1,000,000,000 shares of common stock, par value $0.001 per share and no shares of preferred stock. At October 6, 2003, there were 500,000,000 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to Intercard's capital stock contained in its Articles of Incorporation and By-Laws and under Nevada Statutes. The summary is qualified in its entirety by reference to Intercard's Articles of Incorporation and By-Laws and the Nevada law.

COMMON STOCK

         Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is Intercard's present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

PREFERRED STOCK

         No  preferred   stock  is   authorized  by   Intercard's   Articles  of
Incorporation.

WARRANTS

         No warrants are currently outstanding relating to Intercard's common stock.

OPTIONS

         No options are currently outstanding relating to Intercard's common stock.

TRANSFER AGENT

         Intercard currently does not have a Transfer Agent but it is in the process of engaging a transfer agent.

LIMITATION OF LIABILITY:  INDEMNIFICATION

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Intercard from and against certain claims arising from or related to future acts or omissions as a director or officer of Intercard. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Intercard pursuant to the foregoing, or otherwise, Intercard has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

AUTHORIZED AND UNISSUED STOCK

         The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Intercard that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Intercard's

Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

         The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Intercard by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of Intercard's management.


                                     EXPERTS

         The consolidated financial statements for the years ended December 31, 2002 and December 31, 2001 included in this prospectus, and incorporated by reference in the Registration Statement, have been audited by Hein + Associates LLP, independent auditors, as stated in their report appearing with the financial statements herein and incorporated by reference in the Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

         Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us.


                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.


                                 INTERCARD, INC.
                        CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                    PAGE(S)
                                                                                                                    -------
Consolidated Balance Sheet as of June 30, 2003 (Unaudited)                                                              F-2
Consolidated Statements of Operations for the Six Months Ended June 30, 2003 and June 30, 2002 (Unaudited)              F-3
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2003 and June 30, 2002 (Unaudited)              F-4
Notes to Consolidated Financial Statements (Unaudited)                                                                  F-5
Independent Auditor's Report                                                                                            F-6
Consolidated Balance Sheets as of December 31, 2002                                                                     F-7
Consolidated Statements of Operations for the Years Ended December 31, 2002 and December 31, 2001                       F-8
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2002 and December 31,
  2001                                                                                                                  F-9
Consolidated Statements of Cash Flows for the Years Ended December 31, 2002 and December 31, 2001                      F-10
Notes to Consolidated Financial Statements                                                                             F-11


                                 INTERCARD, INC.

                                  BALANCE SHEET

                                  JUNE 30, 2003
                                  (UNAUDITED)

                                      ASSETS

CURRENT ASSETS:
   Cash                                                                             $         -
   Accounts Receivable ( net of allowance of approximately $ 216,000)               $   264,182
   Inventories                                                                      $   539,298
                                                                                    -----------
                Total current assets                                                $   803,480

PROPERTY AND EQUIPMENT , net of accumulated depreciation                            $    91,372

PROPRIETARY SOFTWARE, net of accumulated depreciation                               $     2,368

OTHER LONG-TERM ASSETS                                                              $    49,820
                                                                                    -----------

                Total assets                                                        $   947,040
                                                                                    ===========


                       LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Current maturities of notes payable--related party                               $    96,986
   Accounts payable and accrued expenses                                            $   968,776
   Customers deposits                                                               $   606,443
                                                                                    -----------
                Total current liabilities                                           $ 1,672,205

NOTES PAYABLE, RELATED PARTY                                                        $ 1,428,425
                                                                                    -----------

                Total liabilities                                                   $ 3,100,630

CONTINGENCIES AND COMMITMENTS (Notes 2 and 5)

STOCKHOLDERS' DEFICIT
   Common stock, $ 0.01 par value; 20,000,000 shares authorized; 7,009,667 shares
          issued                                                                    $    70,097
   Additional paid-in-capital                                                       $   833,103
   Treasury stock at cost, 10,192                                                   $   (33,000)
   Accumulated deficit                                                              $(3,023,790)
                                                                                    -----------
                Total stockholders' deficit                                         $(2,153,590)
                                                                                    -----------

                Total liabilities and stockholders' deficit                         $   947,040
                                                                                    ===========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                 INTERCARD, INC

                             STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                 Six Months Ended June 30,
                                                -----------    -----------
                                                   2003           2002
                                                -----------    -----------

SALES                                           $ 1,256,746    $ 1,812,643

COST OF GOODS SOLD                              $   761,020    $   989,100
                                                -----------    -----------

GROSS PROFIT                                    $   495,726    $   823,543

OPERATING EXPENSES:
   Engineering and customers service            $   216,378    $   264,905
   Selling expenses                             $   260,387    $   228,405
   Administrative expenses                      $   327,569    $   260,600
                                                -----------    -----------
          Total operating expenses              $   804,334    $   753,910

OPERATING LOSS                                  $  (308,608)   $    69,633

OTHER EXPENSES
   Interest, net                                $    38,880    $    40,346
   Other income and expense, net                $    22,484    $    24,116
                                                -----------    -----------

NET LOSS                                        $  (369,972)   $     5,171
                                                ===========    ===========

NET LOSS PER COMMON SHARE (basic and diluted)   $     (0.06)           $ -
                                                ===========    ===========

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                                    6,999,475      6,999,475
                                                ===========    ===========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                 INTERCARD, INC.

                             STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                   Six Months Ended June 30,
                                                                    ----------------------
                                                                       2003        2002
                                                                    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITES:
   Net profit/(loss)                                                $(369,972)   $   5,171
   Adjustments to reconcile net loss to net cash from operations:
   Depreciation and amortization                                       34,686       69,840
   Changes in :
       Accounts receivable and accrued income                          12,999      566,282
       Inventories                                                     (2,248)     103,185
       Prepaid expenses                                                     -       (1,807)
       Other deposits                                                 201,723     (450,848)
       Accounts payable and accrued expenses                           45,581     (431,221)
                                                                    ---------    ---------
     Net cash provided by operations                                  (77,231)    (139,398)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                               (41,678)           -

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from stockholder loans                                145,024      218,943
   Payment on loans and lines of credit                               (63,505)     (49,385)
                                                                    ---------    ---------
     Net cash provided (used) by financing activities                  81,519      169,558

NET CHANGE IN CASH                                                    (37,390)      30,160

CASH, beginning of quarter                                             37,390       (9,381)
                                                                    ---------    ---------

CASH, end of quarter                                                      $ -    $  20,779
                                                                    =========    =========


            SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                 INTERCARD, INC.

                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.       UNAUDITED INFORMATION

The balance sheet as of June 30, 2003, and the statements of operations for the six month periods ended June 30, 2003 and 2002, were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the financial position of the Company as of June 30, 2003, and the results of operations for the six months ended June 30, 2003 and 2002. These financial statements should be read in conjunction with the audited financial statements as of December 31, 2002, which follow.

2.       LIQUIDITY AND CONTINUED OPERATIONS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has a working capital deficit of approximately $808,016 at June 30, 2003, and has incurred operating losses in recent years. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company has funded operating costs through stockholders loans. Management's plans are to raise capital possibly through the sale of its common stock and additional stockholder loans. However, there is no assurance these plans will be successful. If adequate financing cannot be obtained, the company may need to cease operations.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Intercard, Inc.
Maryland Heights, Missouri

         We have audited the accompanying balance sheet of Intercard, Inc. as of December 31, 2002 and the related statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intercard, Inc. as of December 31, 2002 and the results of its operations and cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has negative working capital at December 31, 2002 and a history of recent operating losses. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.



HEIN + ASSOCIATES LLP


Dallas, Texas
April 18, 2003

                                 INTERCARD, INC.

                                  BALANCE SHEET

                                DECEMBER 31, 2002

                                     ASSETS

CURRENT ASSETS:
  Cash                                                                                   $    37,390
  Accounts receivable (net of allowance of approximately $216,000)                           277,181
  Inventories                                                                                537,050
                                                                                         -----------
    Total current assets                                                                     851,621

PROPERTY AND EQUIPMENT, net of accumulated depreciation                                       68,287

PROPRIETARY SOFTWARE, net of accumulated amortization                                         18,461

OTHER LONG-TERM ASSETS                                                                        27,880
                                                                                         -----------

  Total assets                                                                           $   966,249
                                                                                         ===========

                                LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Current maturities of notes payable - related party                                    $    95,957
  Accounts payable and accrued expenses                                                      923,195
  Customer deposits                                                                          382,780
                                                                                         -----------
    Total current liabilities                                                              1,401,932

NOTES PAYABLE, RELATED PARTY, net of current maturities                                    1,347,935
                                                                                         -----------

    Total liabilities                                                                      2,749,867

CONTINGENCIES AND COMMITMENTS (Notes 2, 6 and 7)

STOCKHOLDERS' DEFICIT:
  Common stock, $0.01 par value; 20,000,000 shares authorized; 7,009,667 shares issued        70,097
  Additional paid-in capital                                                                 833,103
  Treasury stock at cost, 10,192 shares                                                      (33,000)
  Accumulated deficit                                                                     (2,653,818)
                                                                                         -----------

    Total stockholders' deficit                                                           (1,783,618)
                                                                                         -----------

    Total liabilities and stockholders' deficit                                          $   966,249
                                                                                         ===========

              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS

                                 INTERCARD, INC.

                            STATEMENTS OF OPERATIONS

                                                 YEARS ENDED DECEMBER 31,
                                               ----------------------------
                                                   2002            2001
                                               ------------- --------------

SALES                                           $ 3,607,510    $ 3,642,603

COST OF GOODS SOLD                                2,008,816      1,939,739
                                               ------------- --------------

GROSS PROFIT                                      1,598,694      1,702,864

OPERATING EXPENSES:
  Engineering and customer service                  530,583        539,335
  Selling expenses                                  570,118        799,916
  Administrative expenses                           654,851        783,454
                                               ------------- --------------
    Total operating expenses                      1,755,552      2,122,705
                                               ------------- --------------

OPERATING LOSS                                     (156,858)      (419,841)

OTHER EXPENSES:
  Interest, net                                     (97,838)       (88,012)
  Other expense, net                                (29,151)       (60,297)
                                               ------------- --------------

NET LOSS                                        $  (283,847)   $  (568,150)
                                               ============= ==============

NET LOSS PER COMMON SHARE (basic and diluted)   $      (.04)   $      (.08)
                                               ============= ==============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING        6,999,475      6,999,475
                                               ============= ==============



              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                                 INTERCARD, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

          FOR THE PERIOD FROM JANUARY 1, 2001 THROUGH DECEMBER 31, 2002




                                                                            ADDITIONAL
                                       COMMON STOCK           TREASURY        PAID-IN   ACCUMULATED
                                   SHARES       AMOUNT         STOCK          CAPITAL     DEFICIT
                                ---------   -----------   -------------  ------------- --------------


BALANCES, JANUARY 1, 2001       7,009,667   $    70,097   $   (33,000)   $   833,103   $(1,801,821)

Net loss                                -             -             -              -      (568,150)
                                ---------   -----------   -------------  ------------- --------------

BALANCES, DECEMBER 31, 2001     7,009,667        70,097       (33,000)       833,103    (2,369,971)

Net loss                                -             -             -              -      (283,847)
                                ---------   -----------   -------------  ------------- --------------

BALANCES, DECEMBER 31, 2002     7,009,667   $    70,097   $   (33,000)   $   833,103   $(2,653,818)
                                =========   ===========   =============  ============= ==============



              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                                 INTERCARD, INC.

                            STATEMENTS OF CASH FLOWS

                                                                    YEARS ENDED DECEMBER 31,
                                                                    ------------------------
                                                                          2002       2001
                                                                    ------------ -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                           $(283,847)   $(568,150)
    Adjustments to reconcile net loss to net cash from operations:
      Depreciation and amortization                                     69,208      139,679
      Changes in:
        Accounts receivable and accrued income                         361,177      352,518
        Inventories                                                    148,543      (94,047)
        Prepaid expenses                                                 7,759        3,341
        Accounts payable and accrued expenses                         (278,789)     197,297
                                                                    ------------ -----------
         Net cash provided by operations                                24,051       30,638

CASH FLOWS FROM INVESTING ACTIVITIES -
  Capital expenditures                                                 (23,431)           -

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from stockholder loans                                   59,637            -
  Payments on loans and lines of credit                                (32,524)     (37,745)
                                                                    ------------ -----------
    Net cash provided (used) by financing activities                    27,113      (37,745)
                                                                    ------------ -----------

NET CHANGE IN CASH                                                      27,733       (7,107)

CASH, beginning of year                                                  9,657       16,764
                                                                    ------------ -----------

CASH, end of year                                                    $  37,390    $   9,657
                                                                    ============ ===========
SUPPLEMENTAL DISCLOSURES:
  Interest paid                                                      $  79,435    $   8,333


              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                                 INTERCARD, INC.

                          NOTES TO FINANCIAL STATEMENTS


1.       COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         COMPANY OPERATIONS

         Intercard, Inc. (the "Company") is a Missouri corporation engaged in the manufacturing and sale of access control products for business copying equipment, self-service vending equipment and other business and arcade equipment.

         INVENTORIES

         Inventories are valued at the lower of average cost or market. Inventories consist of cards and electrical components and at December 31, 2002 are comprised of:

                Raw materials                                 $     457,000
                Work-in-process                                      62,000
                Finished goods                                       18,000
                                                              -------------
                      Total                                   $     537,000
                                                              =============


         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from three to seven years) of the respective assets. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization is removed from the accounts, and any gains or losses are reflected in current operations.

         PROPRIETARY SOFTWARE

         The cost of developing computer software for sale to others is capitalized and amortized to operations in the greater of the amount computed using either the straight-line method or the ratio of current gross revenue to total anticipated revenue over the estimated useful life of the software, not to exceed five years. No computer software development costs were capitalized during the years ended December 31, 2002 and 2001. Amortization expense was $32,186 and $84,640 for the years ended December 31, 2002 and 2001, respectively.

         INCOME TAXES

         The Company accounts for its income taxes on the liability method, which requires that deferred income taxes be recorded for the temporary differences between the tax and financial statement bases of assets and liabilities and adjusted when new tax rates are enacted.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair value of the Company's accounts receivable and payable approximate their carrying values at December 31, 2002 due to their short term. The Company believes the fair value of notes payable - related party approximates carrying value due to the use of approximate market interest rates.

         REVENUE RECOGNITION

         The Company recognizes product sale revenue when its products are shipped. Maintenance revenue is recognized when the services are performed.

         IMPAIRMENT OF LONG-LIVED ASSETS

         In the event that facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

         NET LOSS PER COMMON SHARE

         Basic earnings or loss per share (EPS) is calculated by dividing the earnings or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and their effect were not anti-dilutive.

         USE OF ESTIMATES AND CERTAIN SIGNIFICANT ESTIMATES

         The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Significant estimates include the establishment of the allowance for doubtful accounts and obsolete inventory. Actual results could differ from those estimates and the differences could be material.

         NEW ACCOUNTING PRONOUNCEMENTS

         The following is a summary of recently issued accounting pronouncements which may impact the Company:

         In April 2002, the FASB approved for issuance SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS 13, and
         Technical Corrections ("SFAS 145"). SFAS 145 rescinds previous accounting guidance, which required all gains and losses from extinguishment of debt be classified as an extraordinary item. SFAS 145 is effective for fiscal years beginning after May 15, 2002, and has not had an effect on the Company.

         In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS 146 to affect its financial position or results of operations.

         In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement 123 (SFAS 123). The Company has not recorded any stock-based compensation to date; therefore, the provisions of SFAS 148 do not currently affect the Company.


2.       LIQUIDITY AND CONTINUED OPERATIONS

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has a working capital deficit of approximately $550,000 at December 31, 2002, and has incurred operating losses in recent years. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company has funded operating costs through stockholder loans. Management's plans are to raise capital possibly through the sale of its common stock and additional stockholder loans. However, there is no assurance these plans will be successful. If adequate financing cannot be obtained, the Company may need to cease operations.

3.       PROPERTY AND EQUIPMENT

         Property and equipment consists of the following at December 31, 2002:

              Furniture and equipment                   $        439,152
              Tools and molds                                     55,000
              Leasehold improvements                              61,199
                                                        ----------------
                                                                 555,351
              Less: accumulated depreciation                    (487,064)
                                                        -----------------
                                                        $         68,287
                                                        =================

         Depreciation expense was $37,022 and $55,039 for the years ended December 31, 2002 and 2001, respectively.


4.       NOTES PAYABLE - RELATED PARTIES

         On August 31, 2000, the Company executed three notes totaling $1,213,902 with its major stockholder. These notes bear interest at 6% and have no stated maturity. During 2002, the Company received an additional $59,637 (net of repayments) from the stockholder. Interest payable on these loans of $72,000, after offset of payments made on the stockholder's behalf, is included in accrued expenses at December 31, 2002. The stockholder has pledged to call no more than $65,004 of these notes prior to January 2001; therefore, $65,004 has been classified as current obligations. The balance of the notes is classified as a long-term obligation at December 31, 2002.

         The major stockholder had pledged his personal residence for repayment of certain Company debts. In exchange, the Company has been paying the mortgage note on the pledged property. This note bears 7% interest and is payable in twice monthly installments of $1,708 and is due in 2008. The outstanding balance at December 31, 2002 is $170,353.

         The notes are summarized as follows:

                                                             Interest
                            Description                        Rate               Balance
            --------------------------------------------    ------------     -------------------
            Stockholder note                                    6%           $         310,000
            Stockholder note                                    6%                     500,000
            Stockholder note                                    6%                     403,902
            Other stockholder advances                           -                      59,637
            Mortgage note                                       7%                     170,353
                                                                             -----------------
                                                                                     1,443,892
            Less: current maturities                                                   (95,957)
                                                                             ------------------
                                                                             $       1,347,935
                                                                             ==================


         Aggregate maturities of the mortgage note for years ending December 31 are:

                              2003                        $     30,953
                              2004                              33,010
                              2005                              35,205
                              2006                              37,545
                              2007                              33,640
                                                          ------------
                                                          $    170,353
                                                          ============

5.       INCOME TAXES

         At December 31, 2002, the Company had a deferred tax asset of approximately $515,000. A valuation allowance has been established for the same amount. Valuation allowances are recorded to limit the recognition of deferred tax assets until it is more likely than not that the deferred tax asset will be realized. The valuation allowance increased by $98,000 during 2002. The deferred tax asset results from a net operating loss carryforward for federal income tax purposes of approximately $1,600,000, which will expire if unused in 2018 through 2022. The Company has no significant deferred tax liabilities.


6.       CONTINGENCIES AND COMMITMENTS

         The Company leases office and manufacturing space under a contract that expires in January 2003. The Company has recorded rent expense of $130,000 and $92,500 for the years ended December 31, 2002 and 2001, respectively.

         In January 2003, the Company entered into a five-year lease for office and manufacturing space. Minimum amounts due under this lease are:

                              2003                         $     93,923
                              2004                              107,340
                              2005                              107,340
                              2006                              107,340
                              2007                              107,340
                                                           ------------
                                                           $    523,283
                                                           ============

         During the year ended December 31, 2000, the major stockholder incurred a significant tax liability to both the Internal Revenue Service and the Missouri Tax Department as a result of taking an early distribution from a retirement account. The stockholder loaned the proceeds from this distribution to the Company so it could settle certain Company obligations, and the Company has been making the tax and interest payments to both taxing entities on behalf of the stockholder. To date, these payments have been $3,255 per month and have been offset against the principal and interest due the stockholder under the notes payable described in Note 4. At December 31, 2002, the stockholder owes the Internal Revenue Service $202,060 and the Missouri Tax Department $1,744. The Company anticipates it will continue to make the required monthly payments to these two taxing entities until the balances are satisfied.


7.       LITIGATION

         The Company is involved in various claims and legal actions arising in the normal course of business from time to time.


8.       RELATED PARTY TRANSACTIONS

         A member of the Company's board of directors during 2001 owned a vendor which supplied approximately $200,000 of electrical components to the Company. This director resigned in 2002.

         Other related party transactions are described in Notes 4 and 6.

9.       CONCENTRATIONS

         The Company had sales to three companies which made up 13.87%, 11.2% and 6.5% of total sales for 2002. The Company also had purchases from one vendor which represented 20.7% of the cost of sales for 2002. The Company believes these purchases could be made from other vendors at or near the same price.


10.      SUBSEQUENT EVENTS

         On January 15, 2003, the Company entered into an Equity Line of Credit with Cornell Capital. Pursuant to the Equity Line of Credit, the Company may, at its discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $7.5 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital will pay Intercard 95% of, or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital will be entitled to retain 5% of each advance under the Equity Line of Credit. In connection with the Equity Line of Credit, Cornell Capital is entitled to a one-time commitment fee in the form of shares of Intercard's common stock in an amount equal to $365,000 divided by the closing bid price on the first trading day of Intercard's common stock, which, based on an assumed stock price of $0.05 per share, has been estimated to be 7,300,000 shares of common stock. A registration statement relating to the shares under the Equity Line of Credit must be declared effective by the SEC before the Company may receive funds under the Equity Line of Credit.

         In October 2002, Intercard, Inc. entered into a merger agreement with Project II, Inc. a Nevada corporation incorporated on August 15, 2002 that had no operations prior to the Merger. A corrected plan of merger was filed with the State of Nevada on September 2, 2003, and filed with the State of Missouri on September 9, 2003. Pursuant to the terms of the Merger, all outstanding shares of Intercard were converted into a total of 8,000,000 shares of common stock of Project II, Inc., giving the former shareholders of Intercard 75% of the then-outstanding shares of Project II, Inc. The name of the surviving entity was changed to Intercard, Inc. As a result of the Merger, the separate existence of Intercard, Inc., the Missouri corporation, ceased and Project II, Inc. changed its name to Intercard, Inc., a Nevada corporation. On September 25, 2003, the Board of Directors approved a forward 50-for-1 stock split, after which Intercard had 500,000,000 shares of common stock outstanding.


                                  *************

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER
PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS
ABOUT INTERCARD, INC. EXCEPT THE INFORMATION OR
REPRESENTATIONS CONTAINED IN THIS PROSPECTUS.  YOU SHOULD NOT
RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

                   -----------------------

This prospectus does not constitute an offer to sell, or a                             ----------------------
solicitation of an offer to buy any securities:
                                                                                             PROSPECTUS
     [ ] except the common stock offered by this prospectus;
                                                                                        ---------------------
     [ ] in any jurisdiction in which the offer or
         solicitation is not authorized;

     [ ] in any jurisdiction where the dealer or other
         salesperson is not qualified to make the offer or                       340,415,416 SHARES OF COMMON STOCK
         solicitation;

     [ ] to any person to whom it is unlawful to make the
         offer or solicitation; or                                                         INTERCARD, INC.

     [ ] to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:
                                                                                        ______________, 2003
     [ ] there have been no changes in the affairs of
         Intercard, Inc. after the date of this prospectus; or

     [ ] the information contained in this prospectus is correct after the date of this prospectus.

                   -----------------------

Until _________, 2003, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Intercard from and against certain claims arising from or related to future acts or omissions as a director or officer of Intercard. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Intercard pursuant to the foregoing, or otherwise, Intercard has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Intercard will pay all expenses in connection with this offering.

        Securities and Exchange Commission Registration Fee   $      1,187.67
        Printing and Engraving Expenses                       $      2,500.00
        Accounting Fees and Expenses                          $     20,000.00
        Legal Fees and Expenses                               $     50,000.00
        Miscellaneous                                         $     11,312.35

        TOTAL                                                 $     85,000.00

RECENT SALES OF UNREGISTERED SECURITIES

         A corrected plan of merger was filed with the State of Nevada on September 2, 2003, and filed with the State of Missouri on September 9, 2003. Pursuant to the terms of the Merger, all outstanding shares of Intercard were converted into a total of 8,000,000 shares of common stock of Project II, Inc., giving the former shareholders of Intercard 75% of the then-outstanding shares of Project II, Inc. The name of the surviving entity was changed to Intercard, Inc. As a result of the Merger, the separate existence of Intercard, Inc., the Missouri corporation, ceased and Project II, Inc. changed its name to Intercard, Inc., a Nevada corporation. On September 25, 2003, the Board of Directors approved a forward 50-for-1 stock split, after which Intercard had 500,000,000 shares of common stock outstanding.

         On January 15, 2003, Intercard entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P. Under the Equity Line of Credit Agreement, Intercard may issue and sell to Cornell Capital common stock for a total purchase price of up to $7.5 million. Subject to certain conditions, Intercard will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter. The purchase price for the shares will be equal to 95% of, or a 5% discount to, the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $75,000, with no advance occurring within seven trading days of a prior advance. Cornell Capital is entitled to a one-time commitment fee of in the form of shares of Intercard's common stock in an amount equal to $365,000 divided by the closing bid price on the first trading day of Intercard's common stock, which, based on an assumed stock price of $0.05 per share, has been estimated to be 7,300,000 shares of common stock. Cornell Capital is entitled to 5% Retainage of each advance. In addition, Intercard entered into a placement agent agreement with Westrock Advisors, Inc., is entitled to a registered broker-dealer. Pursuant to the placement agent agreement, Westrock Advisors, Inc. a one-time placement agent fee of shares of common stock equal to $10,000 based on the closing bid price on the first day of trading of Intercard's common stock, which based on an assumed stock price of $0.05 per share, has been estimated to be 200,000 shares of common stock.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Intercard so as to make an informed investment decision. More specifically, Intercard had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Intercard's securities.

EXHIBITS AND REPORTS ON FORM 8-K

         (A) EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM SB-2.


EXHIBIT NO.           DESCRIPTION                                              LOCATION
3.1                   Articles of Incorporation, as amended                    Provided herewith

3.2                   Bylaws                                                   Provided herewith

3.3                   Corrected Articles of Merger between Project II, Inc.    Provided herewith
                      and Intercard, Inc. dated August 13, 2003

5.1                   Opinion of Kirkpatrick & Lockhart re: Legality           Provided herewith

10.1                  Sub-Lease                                                Provided herewith

10.2                  Equity  Line of Credit  Agreement  dated  January 15, 2003
                      Provided  herewith  between  the  Registrant  and  Cornell
                      Capital Partners LP

10.3                  Registration Rights Agreement dated January 15, 2003     Provided herewith
                      between the Registrant and Cornell Capital Partners, LP

10.4                  Escrow Agreement dated January 15, 2003 among the        Provided herewith
                      Registrant, Cornell Capital Partners, LP, Butler
                      Gonzalez, LLP

10.5                  Placement Agent Agreement dated January 15, 2003 among   Provided herewith
                      the Registrant, Westrock Advisors, Inc. and Cornell
                      Capital Partners LP

23.1                  Consent of Kirkpatrick & Lockhart LLP                    Incorporated by reference to Exhibit 5.1
                                                                               contained in this filing

23.2                  Consent of Hein & Associates LLP                         Provided herewith


         (B)      REPORTS ON FORM 8-K.

         None.

UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i)  Include  any  prospectus  required  by  Sections
10(a)(3) of the Securities Act of 1933 (the "Act");

                           (ii)  Reflect in the  prospectus  any facts or events
arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii)  Include  any  additional  or changed  material
information on the plan of distribution;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on October 9, 2003.

                                 INTERCARD, INC.


                                 By:   /s/ Ray Sherrod
                                    ------------------
                                       Ray Sherrod
                                       President, Chief Financial Officer and
                                       Director


         Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated


/s/ Ray Sherrod                                                 October 9, 2003
-----------------------------------------------------           ----------------------------------------
Ray Sherrod                                                     Date
Chairman, President, Chief Executive Officer and
Director

/s/ Vince Murphy                                                October 9, 2003
-----------------------------------------------------           ----------------------------------------
Vince Murphy                                                    Date
Director

/s/ Mary Lois Sherrod                                           October 9, 2003
-----------------------------------------------------           ----------------------------------------
Mary Lois Sherrod                                               Date
Director

/s/ Bruce Allen Sherrod                                         October 9, 2003
-----------------------------------------------------           ----------------------------------------
Bruce Allen Sherrod                                             Date
Director
